Oramed Pharmaceuticals Announces Completion of
$3.4 Million Private Placement Round

Jerusalem, Israel – March 9, 2011 – Oramed Pharmaceuticals Inc. (OTC: ORMP; www.oramed.com), a developer of oral delivery systems, announced today that it has completed a capital raise of $3,356,000 in a private placement of 10,487,500 shares of its common stock with a select group of investors.  The private placement, which commenced in November 2010, also included the issuance of warrants to purchase an aggregate of 3,670,625 shares of common stock at an exercise price of $0.50 per share (for a total price per unit of $0.32).  Of the total investment amount, $250,000 represents an investment that will be made by D.N.A Biomedical Solutions Ltd., as part of Oramed's recently announced transaction with D.N.A and Entera Bio.  The D.N.A investment is expected to take place at the end of March 2011, subject to the satisfaction of certain closing conditions. In connection with the capital raise, Oramed also issued to various placement agents an aggregate of 196,750 shares of its common stock and warrants to purchase an aggregate of 68,863 shares of its common stock at an exercise price of $0.50 per share (constituting 1.8% of the securities issued in the private placement). No other placement fees were paid in connection with the private placement.

“This round of investments is an important step in our overall strategy,” said Nadav Kidron, CEO of Oramed. “This round of funding will lay the groundwork for the upcoming clinical trials and the development of our products.”

Oramed will use the funds mainly for ongoing R&D efforts and to fund the next phase of clinical trials on its lead product, an oral insulin capsule.  Following the success of previous trials, Oramed is moving forward with a FDA IND application and Phase 2b clinical trials. The trial is intended to evaluate the safety, tolerability and efficacy on Type II diabetic volunteers and will be conducted over a period several months.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection.  Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contact:
Oramed Pharmaceuticals Inc.
Tara Horn
USA: +1-646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com